Exhibit 99.1

Vonage Holdings Corp. Reports Fourth Quarter and Full Year 2013 Results
Fourth Quarter 2013
-- Company Closes Vocalocity Acquisition --
-- Third Consecutive Quarter of Positive Net Line Additions --
-- Revenue of $211 Million --
-- Adjusted EBITDA1 of $25 Million --
-- Net Income of $10 Million or $0.05 per Share Excluding Adjustments2 --
Full Year 2013
-- Churn Declined to 2.5% for Full Year --
-- Adjusted EBITDA1 of $110 Million --
-- Net Income of $52 Million or $0.24 per Share Excluding Adjustments2 --
-- Revenue of $829 Million --
-- Positive Net Line Additions for the Year --
-- Repurchased 19 Million Shares for $56 million --

Holmdel, NJ, February 12, 2014 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide, today announced results for the fourth quarter and full year ended December 31, 2013.
Summary of Fourth Quarter and Full Year 2013 Results
For 2013, the Company reported a positive swing of nearly 25,000 net line additions compared to the prior year, aided by the addition of subscribers to BasicTalk, an increased focus on in-person selling channels and the fourth quarter acquisition of Vocalocity, which has been renamed Vonage Business Solutions. Improvements in the customer experience contributed to a reduction in churn to 2.5% from 2.6% a year ago. Reflecting the Company's planned investment in growth initiatives, including the national launch of BasicTalk, adjusted EBITDA was $110 million, down from $135 million in the prior year.

For the quarter, Vonage reported solid core business results including positive net line additions for the third consecutive quarter due to improved churn, which declined 10 basis points sequentially to 2.5%. Vonage’s consumer business and Vocalocity both achieved positive net line additions in the quarter. EBITDA for the fourth quarter increased by $2 million sequentially to $25 million, and declined from $34 million in the prior year due to investments in growth priorities.

“In 2013, we made important progress against each of our growth priorities” said Marc Lefar, Vonage Chief Executive Officer. “We grew our base of BasicTalk customers. We laid the foundation for our business in Brazil, and are on track for a phased market entry early in the second quarter of 2014.

We increased the penetration rate of our mobile Extensions app and attracted new users to our Vonage Mobile app. And, we ended the year on a high note with the closing of our transformative acquisition of Vocalocity, a leading provider of hosted CaaS-based communications for small and medium businesses (“SMBs”). Based on our progress across our growth priorities, we expect to grow consolidated pro forma revenue by 1-2% in 2014.”
Vonage repurchased $12 million of stock in the quarter and $56 million during 2013.  The Company has repurchased $51 million worth of Vonage stock under its current $100 million authorization and remains on target to complete that authorization by the end of 2014. Since beginning its repurchase program in August of 2012, the Company has repurchased 31 million shares of Vonage stock for $84 million.

Fourth Quarter Financial and Operating Results
Results for the quarter and the year reflect continued planned investments in growth priorities in BasicTalk, international long distance, mobile, international expansion and SMB, and include Vocalocity results from November 15, 2013.

Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $25 million, up from $23 million sequentially, and down from $34 million in the year ago quarter. Income from operations was $7 million, down from $9 million sequentially and down from $24 million in the year ago quarter reflecting the increase in the Company’s assisted sales channels and brand-building costs for BasicTalk.
GAAP net income was $4 million or $0.02 per share, flat sequentially, and down from $13 million or $0.06 per share in the year ago quarter. Net income excluding adjustments2 was $10 million or $0.05 per share, up from $9 million or $0.04 per share sequentially, and down from $23 million or $0.10 per share in the year ago quarter.
Revenue totaled $211 million, up from $204 million sequentially, benefitting from the impact of the acquisition of Vocalocity. Revenue was down $3 million compared to the year ago quarter primarily due to lower customer acquisitions on premium plans and lower Universal Service Fund (“USF”) fees, which are a pass-through. Average revenue per user (“ARPU”) was $28.72, down from $28.87 sequentially due to lower customer acquisitions on premium plans. ARPU was down from $30.15 in the year ago quarter due to plan mix and lower USF fees.
Direct cost of telephony services (“COTS”) was $52 million, down from $53 million sequentially primarily due to lower international termination costs and lower network and colocation costs. COTS declined from $57 million in the year ago quarter due to lower termination and interconnection costs and lower USF fees. On a per line basis, COTS was $7.09, down from $7.48 sequentially and down from $8.02 in the fourth quarter of last year.
Direct cost of goods sold was $10 million, flat sequentially and year-over-year. Direct margin3 was 71%, up from 69% sequentially and year-over-year due to lower network and termination costs.
Selling, general and administrative (“SG&A”) expense was $73 million, up from $65 million sequentially, and up from $62 million in the year ago quarter. The sequential increase was driven by higher assisted selling expense, acquisition-related costs associated with Vocalocity and the absence of a one-time insurance reimbursement benefit in the third quarter. SG&A increased from the year-ago quarter due to an increase in assisted selling expense and other acquisition-related costs. Offsetting a portion of these increases were declines in customer care costs per line, which were reduced by 7% sequentially and 14% from the year ago quarter, excluding Vocalocity.
Marketing expense was $58 million, down from $59 million in third quarter, and up from $53 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $331, down from $339 sequentially and $347 in the year ago quarter.
Vonage reported gross line additions (“GLAs”) of 175,000, flat sequentially, as Vocalocity line additions were offset by a reduction in GLAs on Vonage premium domestic plans. GLAs increased from 152,000 in the year-ago quarter due primarily to BasicTalk and line additions from Vocalocity. Customer churn was 2.5%, an improvement from 2.6% sequentially and flat versus the year-ago quarter. Net line additions were 9,000, an improvement from a loss of 6,000 net lines a year ago, and the third consecutive quarter of positive net line additions. Net lines declined from 11,000 net line additions sequentially.
As of December 31, 2013, cash and cash equivalents, including $4 million in restricted cash, totaled $89 million. Capital expenditures for the quarter were $6 million. Free cash flow4 was $30 million, up from $20 million in the third quarter primarily due to changes in working capital.

Full Year 2013 Financial and Operating Results
Vonage reported adjusted EBITDA of $110 million, down from $135 million the prior year, reflecting the Company's continued investment in growth initiatives, including the national launch of BasicTalk. The Company generated income from operations of $52 million, down from $65 million in the prior year.
GAAP net income was $28 million or $0.13 per share, a decrease from $37 million or $0.16 per share in 2012. Net income, excluding adjustments, was $52 million or $0.24 per share, down from $84 million or $0.37 per share excluding adjustments in the prior year.
Revenue was $829 million, down from $849 million the prior year primarily due to plan mix and lower USF fees, partially offset by Vocalocity. A decline in USF fees, which are a pass-through, accounted for 39% of this reduction. Churn was 2.5%, an improvement from 2.6% in 2012. The Company reported its first year of positive net line additions since 2008 with net lines of 9,000, a positive swing of nearly 25,000 lines from the prior year.
Cash generated from operations was $88 million, down from $120 million in 2012, and capital expenditures totaled $22 million, down from $27 million in the prior year. The resulting free cash flow4 was $66 million.
Growth Priorities
Vocalocity serves 25,000 business customers and is among the fastest growing providers in the SMB market, with pro forma revenue of $17 million in the fourth quarter of 2013, up 40% from the year ago quarter, and $62 million for the full year, up 38% from the prior year, excluding the deferred revenue reduction required by purchase accounting. Shortly after close of the acquisition, Vocalocity fully interconnected to Vonage’s intelligent call routing platform, delivering cost synergies in domestic and international cost of telephony services. The combination of new marketing initiatives and the brand recognition and lead generation capacity of Vonage is expected to accelerate the growth of Vocalocity.

BasicTalk, the Company’s low-end domestic calling product, launched in the second quarter of 2013 and has performed well, validating a retail-oriented distribution strategy and contributing to positive net line additions for the year. The Company expects to continue to invest and grow this segment through expanded distribution, enhanced product features and continued expansion across marketing channels.
Mobile has become an essential component of the Company’s core service through Extensions and the standalone Vonage Mobile app. Approximately 87% of the Company’s home phone customers who call internationally have an Extension, and 28% of Vonage customers’ international calls made over the Vonage network are made from a mobile phone. Enhanced features such as video calling and video voicemail have helped to attract new users to Vonage Mobile.
Vonage has made strong progress building the foundation to deliver communication services in Brazil and is on track for a phased launch early in the second quarter of 2014. The Company has completed development of the core components of the service and is currently performing integrated production testing. Vonage has an experienced local management team in place and has established customer care centers in preparation for the launch. The Company’s joint venture partner in Brazil, Datora, has been a strong operating partner in preparation for launch. In late 2013, Datora was unable to meet certain of its capital call obligations.  As a result, Vonage’s ownership in the joint venture will increase to approximately 90%.  Vonage does not expect this funding issue to increase risk to the planned market entry. Datora continues to be Vonage’s operating partner and maintains an equity position in the Brazil venture.

Patent Portfolio
In 2013, Vonage continued to execute on its strategy to develop and protect its valuable intellectual property. The Company more than doubled the size of its patent portfolio, which grew from 18 to 37 issued U.S. patents, and with the filing of 99 U.S. patent applications, now has over 210 pending U.S. patent applications.  The Company also owns over 50 patents and over 110 patent applications in foreign jurisdictions.

Outlook
For 2014, the Company expects revenues to increase in the range of 1-2%, assuming Vonage had owned Vocalocity for all of 2013. On a reported basis, the Company expects total revenue in 2014 to increase in the range of 7- 9%. The Company expects 2014 capital expenditures and software of approximately $30 million.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income.

(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(unaudited)			(audited)
Statement of Operations Data:
Revenues	$211,220	$203,984	$213,711	$829,067	$849,114

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,408, $3,522, $3,534, $14,892, and $15,115, respectively)	52,122	52,882	56,814	213,712	231,877
Direct cost of goods sold	9,956	9,535	9,568	37,586	39,133
Selling, general and administrative	73,159	64,752	62,461	262,302	242,368
Marketing	57,920	59,133	52,801	227,052	212,540
Depreciation and amortization	11,427	8,459	8,052	36,066	33,324
Loss from abandonment of software assets	—	—	—	—	25,262
	204,584	194,761	189,696	776,718	784,504
Income from operations	6,636	9,223	24,015	52,349	64,610
Other expense:
Interest income	99	97	29	307	109
Interest expense	(1,859)	(1,509)	(1,267)	(6,557)	(5,986)
Other (expense) income, net	(33)	(15)	(16)	(104)	(11)
	(1,793)	(1,427)	(1,254)	(6,354)	(5,888)
Income before income tax expense	4,843	7,796	22,761	45,995	58,722
Income tax expense	(1,521)	(3,811)	(9,928)	(18,194)	(22,095)
Net income	3,322	3,985	12,833	27,801	36,627
Plus: Net loss attributable to noncontrolling interest	266	222	—	488	—
Net income attributable to Vonage	$3,588	$4,207	$12,833	$28,289	$36,627
Net income per common share:
Basic	$0.02	$0.02	$0.06	$0.13	$0.16
Diluted	$0.02	$0.02	$0.06	$0.13	$0.16
Weighted-average common shares outstanding:
Basic	209,928	209,589	219,379	211,563	224,264
Diluted	219,600	217,059	228,107	220,520	232,633

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(unaudited)			(audited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$36,089	$23,550	$61,046	$88,243	$119,843
Net cash used in investing activities	(106,481)	(3,760)	(12,011)	(120,985)	(25,472)
Net cash provided by (used in) financing activities	56,104	(19,292)	(26,129)	21,891	(56,257)
Capital expenditures and development of software assets	(6,422)	(3,758)	(12,009)	(22,180)	(26,750)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	For the years ended December 31,
	2013	2012
	(audited)
Balance Sheet Data:
Cash and cash equivalents	$84,663	$97,110
Restricted cash	4,405	5,656
Accounts receivable, net of allowance	19,649	20,416
Inventory, net of allowance	10,584	5,470
Prepaid expenses and other current assets	16,892	15,487
Deferred customer acquisition costs	5,184	5,765
Property and equipment, net	52,243	60,533
Goodwill	83,627	—
Software, net	20,557	19,560
Debt related costs, net	1,313	772
Intangible assets, net	76,850	6,681
Total deferred tax assets, including current portion, net	264,900	306,113
Other assets	1,882	3,826
Total assets	$642,749	$547,389
Accounts payable and accrued expenses	$130,994	$129,815
Deferred revenue	37,335	36,533
Total notes payable and indebtedness under revolving credit facility, including current portion	121,666	42,500
Capital lease obligations	13,090	15,561
Other liabilities	1,628	1,565
Total liabilities	$304,713	$225,974
Total stockholders' equity	$338,074	$321,415
VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Consolidated:
Gross subscriber line additions	174,767	174,670	152,319	652,852	652,750
Change in net subscriber lines	8,513	10,738	(5,708)	9,392	(15,071)
Subscriber lines (at period end)	2,542,926	2,360,695	2,359,816	2,542,926	2,359,816
Average monthly customer churn	2.5%	2.6%	2.5%	2.5%	2.6%
Average monthly operating revenue per line	$28.72	$28.87	$30.15	$28.18	$29.89
Average monthly direct cost of telephony services per line	$7.09	$7.48	$8.02	$7.27	$8.16
Marketing costs per gross subscriber line addition	$331	$339	$347	$348	$326
Employees (excluding temporary help) (at period end)	1,243	933	983	1,243	983
Direct margin as a % of revenues	70.6%	69.4%	68.9%	69.7%	68.1%
Vonage Business Solutions (1):
Revenue (in 000s; pro forma) (2)	$17,069	$15,999	$12,220	$61,667	$44,540
Customers	25,198
Average monthly customer churn (pro forma) (2)	1.8%

(1) Vonage Business Solutions includes acquired Vocalocity business plus new business services revenue since acquisition; excludes Vonage legacy business services revenue.
(2) Revenue and average monthly customer churn assumes the acquisition of Vocalocity as of January 1, 2012.

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Income from operations	$6,636	$9,223	$24,015	$52,349	$64,610
Depreciation and amortization	11,427	8,459	8,052	36,066	33,324
Loss from abandonment of software assets	—	—	—	—	25,262
Share-based expense	4,758	4,684	2,374	17,843	11,975
Acquisition related costs	2,088	680	—	2,768	—
Net loss attributable to noncontrolling interest	266	222	—	488	—
Adjusted EBITDA	$25,175	$23,268	$34,441	$109,514	$135,171

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE TO
NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Net income attributable to Vonage	$3,588	$4,207	$12,833	$28,289	$36,627
Loss from abandonment of software assets	—	—	—	—	25,262
Amortization of acquisition - related intangibles	2,483	—	—	2,483	—
Acquisition related costs	2,088	680	—	2,768	—
Income tax expense	1,521	3,811	9,928	18,194	22,095
Net income attributable to Vonage excluding adjustments	$9,680	$8,698	$22,761	$51,734	$83,984
Net income attributable to Vonage per common share:
Basic	$0.02	$0.02	$0.06	$0.13	$0.16
Diluted	$0.02	$0.02	$0.06	$0.13	$0.16
Weighted-average common shares outstanding:
Basic	209,928	209,589	219,379	211,563	224,264
Diluted	219,600	217,059	228,107	220,520	232,633
Net income attributable to Vonage per common share, excluding adjustments:
Basic	$0.05	$0.04	$0.10	$0.24	$0.37
Diluted	$0.04	$0.04	$0.10	$0.23	$0.36
Weighted-average common shares outstanding:
Basic	209,928	209,589	219,379	211,563	224,264
Diluted	219,600	217,059	228,107	220,520	232,633

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Net cash provided by operating activities	$36,089	$23,550	$61,046	$88,243	$119,843
Less:
Capital expenditures	(2,881)	(1,205)	(9,206)	(9,889)	(13,763)
Acquisition and development of software assets	(3,541)	(2,553)	(2,803)	(12,291)	(12,987)
Free cash flow	$29,667	$19,792	$49,037	$66,063	$93,093

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE, INDEBTEDNESS UNDER REVOLVING CREDIT FACILITY, AND CAPITAL LEASES TO NET DEBT (CASH)
(Dollars in thousands)
(unaudited)

	For the years ended December 31,
	2013	2012

Current maturities of capital lease obligations	$2,889	$2,471
Current portion of notes payable	23,333	28,333
Total notes payable and indebtedness under revolving credit facility, net of current maturities	98,333	14,167
Capital lease obligations, net of current maturities	10,201	13,090
Gross debt	134,756	58,061
Less:
Unrestricted cash	84,663	97,110
Net debt (cash)	$50,093	$(39,049)

About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. The Company has approximately 2.5 million subscriber lines and serves consumers and small and medium business customers.
Vonage provides feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. The Vonage World® plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Vonage Mobile is a free downloadable app for iPhone® and Android™ that lets users talk, text and video chat worldwide for free with anyone else who uses the app. Vonage’s service is sold on the web and through regional and national retailers including Walmart, Best Buy, Kmart and Sears, and is available to consumers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Business Solutions provides a robust suite of communications features critical to running a business, and can save businesses at least 30 percent on their domestic phone bills1. In addition, Vonage offers businesses international long distance rates to the most frequently called countries that are, on average, 75 percent lower than the competition2.
The company’s best-in-class business features include call analytics, conference calling, call transfer, virtual receptionist, extension dialing, call forwarding, SimulRing®, mobile capabilities and more, all managed through the convenience of an online account. For more information about Vonage Business Solutions, visit Vonage.com/business.

1)
Savings claim is based on the average monthly recurring charge for unlimited domestic business calling plans from the top three wireline service providers. Comparison excludes promotional pricing, fees, surcharges or taxes and assumes a customer already has broadband service. Check your phone bill to determine the savings that would apply to you.

2)	Based on comparison of the top three wireline service providers’ per-minute rates to the top 50 markets.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.
Investor Contact: Leslie Arena 732.203.7372; leslie.arena@vonage.com
Media Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com
Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net income excluding adjustments, net cash and free cash flow.
Adjusted EBITDA

Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, loss from abandonment of software assets, acquisition related costs, and net loss attributable to our noncontrolling interest in our Brazilian joint venture.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, of share-based expense, which is a non-cash expense that also varies from period to period, of loss from abandonment of software assets due to the one-time, non-cash write-off of our investment in the Amdocs billing and ordering system that experienced development issues, of one-time acquisition related costs, and of net loss attributable to our noncontrolling interest in our Brazilian joint venture.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
Net income excluding adjustments
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding income tax expense, loss from abandonment of software assets, amortization of acquisition-related intangible assets, and acquisition related costs.
The Company has excluded income tax expense, loss from abandonment of software assets, amortization of acquisition-related intangible assets, and acquisition related costs from its net income (loss). The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses, loss from abandonment of software assets was due to a one-time, non-cash write-off, amortization of acquisition-related intangible assets is a non-cash item, and one-time acquisition-related costs.
Net cash
Vonage defines net cash as the current and long-term portion of notes payable and capital lease obligations less unrestricted cash.
Vonage uses net cash as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.
Free cash flow
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Conference Call and Webcast
Management will host a webcast discussion of the quarter and full year on Wednesday, February 12, 2014 at 10:00 a.m. Eastern Time. To participate, please dial (877) 359-9508 approximately 10 minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call through February 18, 2014 and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 40103078.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast.  A replay will be available shortly after the live webcast.
Safe Harbor Statement
This press release contains forward-looking statements regarding growth priorities, including new products and related investment, gross line additions and net lines, revenues, churn, financial resources, the Company's stock repurchase plan, capital and software expenditures, the Company's joint venture in Brazil, and the acquisition of Vocalocity. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the competition the Company faces, including in the small and medium business market; the Company's ability to adapt to rapid changes in the business and residential markets for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; governmental regulation and related actions and taxes in the Company's international operations; increased market and competitive risks, including currency restrictions, in the Company's international operations; risks related to the acquisition or integration of future businesses or joint ventures, including the risks related to the acquisition of Vocalocity, and the economic and performance risks associated with our joint venture in Brazil; the impact of fluctuations in economic conditions, particularly on our small and medium business customers; the Company's ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; security breaches and other compromises of information security; obligations and restrictions associated with data privacy; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the Company's technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into the Company's business practices; fraudulent use of the Company's name or services; the Company's ability to maintain data security; the Company's dependence upon key personnel; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's ability to obtain additional financing if required; any reinstatement of holdbacks by the Company's vendors; the Company's history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance which may cause the Company not to make common stock repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2012, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

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